EXHIBIT 99.1

HUTTIG BUILDING PRODUCTS AGREES TO SELL AMERICAN PINE PRODUCTS

Woodgrain Millwork to Purchase Mouldings Manufacturer

ST. LOUIS, MO, July 30, 2004 -- Huttig Building Products, Inc. (NYSE:HBP) today announced that it has entered into a definitive agreement to sell substantially all of the assets of its American Pine Products mouldings manufacturing business, located in Prineville, Oregon, to Woodgrain Millwork, Inc. for approximately $13.8 million. Huttig will use the proceeds to reduce debt. The transaction is expected to close on August 2, 2004.

Michael A. Lupo, Huttig's President and Chief Executive Officer, said, "In the approximately 10 years that Huttig has owned American Pine Products, it has been a positive contributor to Huttig's financial results, even during very trying market conditions and intense competition from offshore producers. This opportunity to partner with Woodgrain Millwork, one of our key suppliers, is consistent with our previously disclosed strategic plan to focus on our higher margin, faster growing core distribution business. We look forward to an even stronger relationship with Woodgrain and thank all of our American Pine Products employees and wish them every success in the future."

American Pine Products manufactures pine mouldings, door frames and door components, wood window frames, specialty millwork and cutstock for the building products industry. American Pine Products had sales of approximately $31.3 million, of which approximately one-third were sales to Huttig's distribution centers, during the first six months of 2004.

Huttig and Woodgrain will also enter into a supply agreement under which Huttig will purchase mouldings, doors, windows, door frames and other millwork products from Woodgrain for a period of five years.

As part of Woodgrain's due diligence on the business, a previously unknown release of petroleum hydrocarbons and pentachlorophenol was discovered in soil and groundwater at the Prineville facility. Huttig is currently conducting a preliminary assessment of the scope of contamination and potential required remediation, and reviewing whether it can recover its costs from other possible responsible parties, including previous owners of the American Pine facility. Because Huttig's review is in its initial stage, management is unable, at this time, to determine whether any remediation or other action may be necessary or to estimate the cost, if any, to remediate this property. Huttig has agreed to lease the facility to Woodgrain until the Oregon Department of Environmental Quality decides that no further action will be required, at which time Woodgrain has agreed it would purchase the facility.

About Woodgrain

Woodgrain Millwork is a leading producer of mouldings and windows, and is the largest manufacturer of interior pine doors in the United States. With seven divisions and more than 23 manufacturing and warehouse facilities in the United States and South America, the company serves markets throughout North America. For the nearest distributor of Woodgrain Millwork products, visit www.woodgrain.com or call 1.800.452.3801.

  About Huttig

  Huttig Building Products, Inc. (NYSE: HBP) is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Its products are distributed through 53 distribution centers serving 47 states and are sold primarily to building materials dealers, directly to professional builders and large contractors and to home centers, national buying groups and industrial and manufactured housing builders.

  Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Contact

Thomas S. McHugh, Chief Financial Officer of Huttig Building Products, Inc., at 314-216-2600.